Exhibit 5.1

August 21, 2024

Reviva Pharmaceuticals Holdings, Inc.

10080 N. Wolfe Rd., Suite SW3-200

Cupertino, CA

Ladies and Gentlemen:

We have acted as counsel to Reviva Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-262348) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as so filed, the “Registration Statement”) and the related prospectus contained in the Registration Statement and (ii) the preparation and filing of the prospectus supplement, dated August 20, 2024 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of: (1) 3,276,262 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”); (2) warrants (the “Common Warrants”) to purchase up to 4,761,905 shares of Common Stock (the “Common Warrant Shares”), (3) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,485,643 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (4) warrants (the “Underwriter Warrants” and together with the Common Warrants and the Pre-Funded Warrants, the “Warrants”) to purchase up to 238,095 shares of Common Stock (the “Underwriter Warrant Shares” and together with the Common Warrant Shares and Pre-Funded Warrant Shares, the “Warrant Shares”) being issued to the underwriter, pursuant to the Registration Statement. The Shares, Warrants, and Warrant Shares are referred to collectively as the “Securities.”

The Securities are to be issued and sold by the Company pursuant to the Underwriting Agreement, dated as of August 20, 2024 (the “Underwriting Agreement”), by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC, as underwriter, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Underwriting Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the issuance of the Warrants covered by the Registration Statement has been duly authorized by the Company, and such Warrants will be valid and binding obligations of the Company when such Warrants shall have been duly executed, countersigned and registered and duly delivered, (iii) the issuance of the Warrant Shares issuable upon exercise of the Warrants covered by the Registration Statement pursuant to the terms of the Warrants have been duly authorized by the Company and reserved for issuance, and such Warrant Shares will be validly issued, fully paid and non-assessable when certificates representing such Warrant Shares shall have been duly executed, countersigned and registered and duly delivered to the holders thereof against payment of the exercise price therefor or, if any such Warrant Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Warrant Shares to the holders thereof against payment of the exercise price therefor, in each case in accordance with the terms of the Warrants.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL, and the applicable laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP